UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

On March 7, 2013, we entered into a Termination and Release Agreement with certain affiliates of certain investment funds managed by Apollo Global Management, LLC (which we refer to collectively as the Apollo Parties) that terminates the Securities Purchase Agreement, Investors Rights Agreement and Royalty Agreement entered into with the Apollo Parties in November, 2012 (as amended in December, 2012).  These agreements related to a potential financing transaction (the “Apollo Financing”) with the Apollo Parties that is described in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on  December 4, 2012 and December 26, 2012 and our definitive proxy statement on Form 14A filed with the Securities and Exchange Commission on December 26, 2012. The Apollo Financing was terminated as a result of concerns about Prospect Global’s ability to obtain the necessary shareholder approvals for the Apollo Financing.

Under the Apollo Financing, the Apollo Parties would have paid us $100 million and received upon closing $100 million in newly issued 7-year 10% Convertible Springing 2nd Lien Notes.  The Notes would have been convertible into shares of our common stock at an initial conversion price of $2.70 per share, subject to anti-dilution provisions.  The Notes would have voted on an as converted basis with our common stock.  As part of the Apollo Financing, the Apollo Parties would have received Warrants to purchase approximately 25.9 million shares of our common stock at $2.70 per share and approximately 21.5 million shares of our common stock at $3.25 per share, each subject to anti-dilution provisions.  Under the Royalty Agreement, to which Buffalo Management LLC was also a party, upon issuance of the Notes, Buffalo’s existing right to receive 2% of our gross revenues would have terminated, and thereafter each of Buffalo and the Apollo Parties would have had the right to receive the greater of 1% of our gross revenues or 1% of the gross sales of our American West Potash subsidiary.  Buffalo Management is controlled by Chad Brownstein, our executive vice-chairman.  Barry Munitz, our board chair, and Patrick Avery, our former chief executive officer and a former director of Prospect Global, own minority non-voting interests in Buffalo Management.

Upon execution of the Termination and Release Agreement (i) we paid the Apollo Parties $750,000 in cash and issued two Promissory Notes totaling approximately $6.75 million (described in Item 2.03 below) as a break up and release payment and (ii) we reimbursed the Apollo Parties for $2.16 million of expenses incurred by them in connection with the Apollo Financing.  The agreement also contains mutual releases.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The two Promissory Notes issued on March 7, 2013 to the Apollo Parties for an aggregate of approximately $6.75 million under the Termination and Release Agreement bear cash interest at an annual rate of 11% and mature on September 3, 2013.  We are required to prepay the Promissory Notes pro rata with 33% of the net cash proceeds received by us from the issuance or incurrence of any indebtedness, the issuance or sale of any equity interests, or any other financing, in each case closing after March 7, 2013.  The Promissory Notes are unsecured; provided that we may not issue any secured debt or debt that is guaranteed by any of our subsidiaries, unless, concurrently, we cause the Promissory Notes and the obligations thereunder to be equally and ratably secured by the same assets and/or guaranteed by the applicable subsidiary(ies).

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Termination and Release Agreement dated March 7, 2013 with Apollo Parties
10.2	$5,592,857 Promissory Note dated March 7, 2013 issued to Apollo Management VII, L.P.
10.3	$1,157,142 Promissory Note dated March 7, 2013 issued to Apollo Commodities Management, L.P., with respect to Series I

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: March 11, 2013		Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 10.1	Termination and Release Agreement dated March 7, 2013 with Apollo Parties

Exhibit 10.2	$5,592,857 Promissory Note dated March 7, 2013 issued to Apollo Management VII, L.P.

Exhibit 10.3	$1,157,142 Promissory Note dated March 7, 2013 issued to Apollo Commodities Management, L.P., with respect to Series I